ACQUISITION OF SHARES AGREEMENT

This Acquisition of Shares Agreement (this “Agreement”), dated as of April 27, 2016 is made by and among PRECIOUS INVESTMENTS INC., a Nevada corporation (the "Acquirer" or “PNIK”) and Farrah Khan, the sole shareholder of KARRAH Inc (the “Shareholder”), and KARRAH INC., an Ontario Corporation (the "Company").

BACKGROUND

The Shareholder has agreed to transfer to the Acquirer, and the Acquirer has agreed to acquire from the Shareholder, all of the shares in the Company (the “Shares”), which Shares constitute 100% of the outstanding capital stock of the Company, in exchange for a 36 Month Promissory Note from the Acquirer in the amount of US$1,500,000.00 paying an interest rate of 6% per annum (interest to be paid in the Acquirer’s common stock) immediately after the closing of the transactions contemplated herein, in each case, on the terms and conditions as set forth herein.

SECTION I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor" has the meaning set forth in Regulation D under the Securities Act and as set forth on Exhibit A.

1.2 “Acquired Companies" means, collectively, the Company and any Company Subsidiaries.

1.3 “Acquirer Balance Sheet" means the Acquirer's audited balance sheet at December 31 and its unaudited balance sheet as of 1st quarter ended March 31.

1.4 “Acquirer Board" means the Board of Directors of the Acquirer.

1.5 “Acquirer Companies" means, collectively, the Acquirer and the Acquirer Subsidiaries, if any.

1.6 “Acquirer's Common Stock" means the PRECIUOS INVESTMENTS INC., common stock, par value $0.001 per share.

1.7 “Acquirer Subsidiaries" means all of the direct and indirect Subsidiaries of the Acquirer, if any.

1.8 “Affiliate" means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

1.9 “Agreement" means this Acquisition of Shares Agreement, including all Schedules and Exhibits hereto, as this Acquisition of Shares Agreement may be from time to time amended, modified or supplemented.

1.10 Deliberately Deleted

1.11 Deliberately Deleted

1.12 “Closing Date" has the meaning set forth in Section 3.

1.13 “Code" means the Internal Revenue Code of 1986, as amended.

1.14 “Common Stock" means the Company's common stock, $0.001 par value per share.

1.15  “Commission" means the Securities and Exchange Commission of the United States of America or any other federal agency then administering the Securities Act.

1.16 “Company Board" means the Board of Directors of the Company.

1.17 Deliberately Deleted

1.18 “Company Subsidiaries" means all of the direct and indirect Subsidiaries of the Company, if any.

1.19 Deliberately Deleted

1.20 “Damages" has the meaning set forth in Section 10.1.

1.21 “Distributor” means any underwriter, dealer or other person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

1.22 “Equity Security" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.23 “ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.24 “Exchange Act" means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.25 “Exhibits" means the several exhibits referred to and identified in this Agreement.

1.26 “GAAP" means, with respect to any Person, Accounting Principles Generally Accepted in the United States of America applied on a consistent basis with such Person's past practices.

1.27 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.28 “Indebtedness" means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.29 “Indemnified Persons" has the meaning set forth in Section 8.6.1.

1.30 “Intellectual Property" means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.31 “Laws" means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.32 “Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

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1.33 “Material Acquirer Contract" means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquirer Companies, of the type and nature that the Acquirer is required to file with the Commission.

1.34 “Material Adverse Effect" means, when used with respect to the Acquirer Companies or the Acquired Companies, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquirer Companies or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquirer or the Company, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquirer Companies or the Acquired Companies, as the case may be, operate.

1.35 “Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.36 “Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.37 “Permitted Liens" means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.38 “Person" means all natural persons, corporations, business trusts, associations, companies partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.39 Deliberately Deleted

1.40 Deliberately Deleted

1.41 “Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.42 “Regulation S" means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

1.43 “Rule 144" means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

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1.44 Deliberately Deleted

1.45 “Schedules" means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.46 Deliberately Deleted

1.47 “Section 4(a)(2)" means Section 4(a)(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.48 “Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.49 “Shares" means the (a) 100 issued and outstanding shares of Common Stock of the Company and (b) -0- issued and outstanding shares of preferred stock, in each case, owned by the Shareholder and exchanged pursuant to this Agreement.

1.50 “Subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.51 “Survival Period" has the meaning set forth in Section 10.1.

1.52 “Taxes" means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and "Tax" means any of the foregoing Taxes.

1.53 “Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquirer is now or was formerly a member.

1.54 “Tax Return" means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.55 “Transaction Documents" means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.56 “U.S." means the United States of America.

1.57 “U.S. person" has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit B hereto.

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SECTION II

DESCRIPTION OF KARRAH INC. BUSINESS

Karrah Inc. is an Ontario Corporation located at 620-25 Knigsbridge Garden Circle, Mississauga. Karrah Inc. is a Manufacturer and Wholesaler of fine jewelry, wholesaler of fine pre-owned, vintage watches, and buyer of liquidations, bankruptcies and estates.

Brands handled regularly: Rolex, Patek Philippe, Cartier, Tiffany & Co, Van Cleef & Arpels, Audemars Piguet, Breitling, Chopard, Piaget, Hermes, Louis Vuitton, Chanel. ****important note: Karrah is not an authorized dealer of these brands as it deals with liquidation and estate merchandise.

Customers: Empire Auctions, Byrex Gems, Westdale Properties, Ritchies Auctioneers, Leslie Hindman Auctioneers.

The acquisition of Karrah, Inc. also includes the acquisition of www.fifthand.com, which is a jewelry e-commerce web site.

SECTION III

CLOSING

3.1 Closing. The closing (the "Closing") of the transactions contemplated in this Agreement will occur at the offices of Acquirer in Ontario, Canada on April 28, 2016 or at such later date as all of the closing conditions set forth in Sections 9 and 10 have been satisfied or waived (the "Closing Date"). At the Closing, the Shareholder will deliver to the Acquirer certificate(s) evidencing the number of Shares held by such Shareholder, along with executed stock powers transferring such Shares to the Acquirer, against delivery to the Shareholder by the Acquirer of a 36 Month Promissory Note for USD$1,500,000.00.

3.2 Accounts Receivable. PNIK will be assuming 100% of all account receivables currently outstanding by Karrah Inc. as of this date. The Account Receivable records show one receivable in the amount of $293,275.67 from Asset Auctions. In exchange for the outstanding receivable PNIK will issue Farrah Khan a 36 Month Promissory Note in the amount of $293,275.67 (paying 6% per annum).

3.3 The Company shall provide the Acquirer with all audited financial information necessary for Acquirer to file a report on Form 8K and/or Form 10K and/or any Registration Statement with the SEC. Such information will be audited by an accounting firm that is qualified to practice before the SEC and contain no qualifications as to compliance with US GAAP.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1 Generally. The Shareholder hereby represents and warrants to the Acquirer:

4.1.1 Authority. Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder's obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and as of the Closing each of the Transaction Documents to which such Shareholder is a party will have been, duly authorized, executed and delivered by such Shareholder and constitute or will constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

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4.1.2 No Conflict. Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organization Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.1.3 Ownership of Shares. Such Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquirer pursuant to this Agreement, such Shareholder's Shares free and clear of any and all Liens. The Shareholder’s Shares represent all of the issued and outstanding shares in the Company. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder's Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shareholder's Shares. At the Closing, the Acquirer will acquire good, valid and marketable title to such Shareholder's Shares free and clear of any and all Liens.

4.1.4 Litigation. There is no pending Proceeding against such Shareholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5. There is a US$150,000 finder’s fee associated with the transaction payable by Precious Investments the Acquirer. This fee is payable over the course of 6 months from date of this contract.

4.2 Investment Representations. The Shareholder hereby represents and warrants to the Acquirer:

4.2.1 Acknowledgment. Shareholder understands and agrees that the promissory notes have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the notes is being effected in reliance upon an exemption from registration afforded either under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S.

4.2.2 Status. By its execution of this Agreement, Shareholder represents and warrants to the Acquirer as indicated on its signature page to this Agreement, either that: (a) it is an Accredited Investor; or (b) it is not a U.S. person.

Shareholder understands that the promissory notes are being offered and sold to such Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth in this Agreement, in order that the Acquirer may determine the applicability and availability of the exemptions from registration of the promissory notes on which the Acquirer is relying.

4.2.3 Additional Representations and Warranties of Accredited Investors. Shareholder indicating that it is an Accredited Investor on its signature page to this Agreement, further makes the representations and warranties to the Acquirer set forth on Exhibit C.

4.2.4 Additional Representations and Warranties of Non-U.S. Persons. Shareholder indicating that it is not a U.S. person on its signature page to this Agreement, further makes the representations and warranties to the Acquirer set forth on Exhibit D.

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4.2.5 Stock Legends. Shareholder hereby agrees with the Acquirer as follows:

(a) Securities Act Legend - Accredited Investors. The promissory notes issued to those Shareholders who are Accredited Investors, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN ACCORDANCE WITH SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Other Legends. The promissory notes will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(c) Opinion. The Shareholder will not transfer the promissory notes absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Shareholder's promissory notes, without first providing the Acquirer with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquirer) to the effect that such transfer will be made in compliance with the securities laws or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(d) Consent. Shareholder understands and acknowledges that the Acquirer may refuse to transfer the promissory notes, unless such Shareholder complies with this Section 4.2.5 and any other restrictions on transferability set forth in Exhibits C and D.

SECTION V

REPRESENTATIONS AND WARRANTIES BY THE COMPANY

The Company represents and warrants to the Acquirer as follows:

5.1 Organization and Qualification. The Company is duly incorporated and validly existing under the laws of Ontario, Canada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of the Company, or (ii) materially impair the ability of the Company and the Shareholders each to perform their material obligations under this Agreement (any of such effects or impairments, a "Material Adverse Effect"). The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of those jurisdictions in which the Company presently conducts its business, owns, holds and operates its properties and assets.

5.2 Subsidiaries. Except as set forth on Schedule 5.2, the Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Articles of Incorporation and Bylaws. The copies of the Articles of Association of the Company (the "Organizational Documents") that have been delivered to the Acquirer prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Company is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The execution, delivery and performance by the Company of this Agreement and the recording of the transfer of the Shares and the delivery of the Shares are within the Company's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board or Shareholders of the Company any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

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5.5 No Violation. None of the execution, delivery or performance by the Company of this Agreement or any other agreement or instrument contemplated hereby to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which the Company is a party or by which the Company is or will be bound or subject, or violate any laws.

5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Acquirer, the Acquirer Shareholders and the Shareholders, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which the Company is a party, will have been duly authorized, executed and delivered by the Company and will be the legal, valid and binding Agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

5.7.1 Capitalization. The authorized capital stock of Karrah Inc. consists of ______________ shares of Common Stock, of which 100 shares are issued and outstanding. Except as set forth in Schedule 5.7.1, there are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating the Company to issue any shares of its Common Stock or any other Equity Security of the Company. All issued and outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2 No Redemption Requirements. Except as set forth in Schedule 5.7.2, there are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.7.3 Duly Authorized. The exchange of the Shares has been duly authorized and, upon delivery to the Acquirer of certificates therefore in accordance with the terms of this Agreement, the Shares will have been validly issued and fully paid and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens set forth on Schedule 5.7.3 or that might have been created by the Acquirer and restrictions on transfer imposed by this Agreement and the Securities Act.

5.8 Shareholders. The Company has delivered a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding Equity Securities of the Company. Except as expressly provided in this Agreement, no Holder of Shares or any other security of the Company or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of the Company affecting the exercise of the voting rights of any such Equity Securities.

5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Company have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Material Adverse Effect, the Company is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company's properties, assets or rights are bound or

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affected. To the knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company, any event or circumstance relating to the Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company's knowledge, no such Proceeding has been threatened.

5.11 Xrossbridge Ventures Inc. is the sole finder in regard to this transaction of which Xrossbridge is entitled to USD150,000, payable over the course of 6 months from the date of this agreement.

5.12 Title to and Condition of Properties. The Company owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on the Company. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.13 Board Recommendation and Shareholder Approval. The Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company's Shareholders. Moreover, the Shareholder has approved the Agreement.

SECTION VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

The Acquirer represents and warrants to the Shareholder and the Company as follows:

6.1 Organization and Qualification. Each of the Acquirer Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. Each of the Acquirer Companies is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. Schedule 6.1 sets forth a true, correct and complete list of each Acquirer Company's jurisdiction of organization and each other jurisdiction in which such Acquirer Company presently conducts its business or owns, holds and operates its properties and assets.

6.2 Subsidiaries. Except as set forth on Schedule 6.2, no Acquirer Company owns, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of each Acquirer Company have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents except for the filing of any Amendment to the Certificate of Incorporation of the Acquirer, as may have been disclosed in the Acquirer’s SEC Documents. No Acquirer Company is in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

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6.4 Authorization. The Acquirer has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquirer is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquirer is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquirer is a party. The execution, delivery and performance by the Acquirer of this Agreement and each of the Transaction Documents to which the Acquirer is a party have been duly authorized by all necessary corporate action and do not require from the Acquirer Board or the stockholders of the Acquirer any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquirer of this Agreement and each of the Transaction Documents to which the Acquirer is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such customary filings with the Commission for transactions of the type contemplated by this Agreement, if required.

6.5 No Violation. Neither the execution or delivery by the Acquirer of this Agreement or any Transaction Document to which the Acquirer is a party, nor the consummation or performance by the Acquirer of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any Acquirer Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which any Acquirer Company is a party or by which the properties or assets of any Acquirer Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which any Acquirer Company, or any of the properties or assets owned or used by any Acquirer Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by any Acquirer Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, any Acquirer Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquirer, this Agreement has been, and as of the Closing each of the Transaction Documents to which the Acquirer is a party will be, duly authorized, executed and delivered by the Acquirer and constitutes or will constitute, as the case may be, the legal, valid and binding obligations of the Acquirer, enforceable against the Acquirer in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Shareholders contained in Section 5 and Exhibits C and D, the issuance of the promissory notes pursuant to this Agreement are and will be (a) exempt from the registration and prospectus delivery requirements of the Securities Act, and (b) accomplished in conformity with all applicable federal securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of the Acquirer consists of 250,000,000 shares of the Acquirer's Common Stock, of which 5,803,617 shares are issued and outstanding as of April 20, 2016, and 1,000,000 shares of preferred stock, 250,000 of which are issued and outstanding. All issued and outstanding shares of the Acquirer's Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. On the Closing Date, the Acquirer will have sufficient authorized and unissued Acquirer's Common Stock to consummate the transactions contemplated hereby. Except as disclosed herein or in Schedule 6.8.1 or the SEC Documents, there are no outstanding options, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquirer to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquirer. The issuance of all of the shares of Acquirer's Common Stock described in this Section 6.8.1 have been in compliance with U.S. federal securities laws.

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6.8.2 No Redemption Requirements. Except as set forth in Schedule 6.8.2 or in the SEC Documents, there are no outstanding contractual obligations (contingent or otherwise) of the Acquirer to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquirer or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3 Duly Authorized. The issuance of the promissory notes has been duly authorized and, upon delivery to the Shareholder of the notes therefore in accordance with the terms of this Agreement, the promissory notes will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act or any lock-up agreements.

6.8.4 Subsidiaries. The capitalization of each Acquirer Subsidiary, if any, is as set forth on Schedule 6.8.4. The issued and outstanding shares of capital stock of each Acquirer Subsidiary set forth on such schedule have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and constitute all of the issued and outstanding capital stock of such Acquirer Subsidiary. The owners of the shares of each of the Acquirer Subsidiaries set forth on Schedule 6.8.4 own, and have good, valid and marketable title to, all shares of capital stock of such Subsidiaries. There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require any of the Acquirer Subsidiaries to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of any of the Acquirer Subsidiaries. None of the outstanding shares of capital stock of any of the Acquirer Subsidiaries has been issued in violation of any rights of any Person or in violation of any Law.

6.9 Compliance with Laws. Except as would not have a Material Adverse Effect, the business and operations of each Acquirer Company have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, no Acquirer Company has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting such Acquirer Company and, to the knowledge of the Acquirer, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, no Acquirer Company is subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquirer, any event or circumstance relating to any Acquirer Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquirer from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquirer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquirer, no such Proceeding has been threatened.

6.11 Xrossbridge Ventures Inc. is the sole Broker / Finder in regard to this transaction of which Xrossbridge is entitled to 10% of the value of the transaction payable in USD. Thus Xrossbridge Ventures Inc. will receive USD150,000 payable over the course of 6 months from the date of this agreement..

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6.12 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.12 or in the SEC Documents, no Acquirer Company has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to such Acquirer Company) arising out of any transaction entered into at or prior to the Closing or any act or omission at or prior to the Closing, except to the extent set forth on or reserved against on the Acquirer Balance Sheet. Except as set forth on Schedule 6.12 or in the SEC Documents, no Acquirer Company has incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since March 31, 2009. Notwithstanding the foregoing, all liabilities will be discharged prior to or at the Closing so that, at the Closing, the Acquirer will have no direct, contingent or other obligations of any kind or any commitment or contractual obligations of any kind and description.

6.13 Changes. Except as set forth on Schedule 6.13 or in the SEC Documents, no Acquirer Company has, since the date of this Agreement:

6.13.1 Ordinary Course of Business. Conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

6.13.2 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

6.13.3 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.4 Liens. Created or permitted to exist any Lien on any material property or asset of the Acquirer Companies, other than Permitted Liens;

6.13.5 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization (except by way of amended Certificate of Incorporation) whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7 Material Acquirer Contracts. Terminated or modified any Material Acquirer Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8 Claims. Released, waived or cancelled any claims or rights relating to or affecting such Acquirer Company in excess of $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

6.13.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of $10,000 in the aggregate, other than professional fees (as indicated in Schedule 6.13.10);

6.13.11 Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

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6.13.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.14 Agreements. Except as set forth on Schedule 5.13.14 or in the SEC Documents, entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14 Material Acquirer Contracts. Except to the extent already filed with the SEC Documents, (and available on its “Edgar” database) the Acquirer has made available to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquirer Contract, including each amendment, supplement and modification thereto.

6.14.1 No Defaults. Each Material Acquirer Contract is a valid and binding agreement of the Acquirer Company that is party thereto, and is in full force and effect. Except as would not have a Material Adverse Effect, no Acquirer Company is in breach or default of any Material Acquirer Contract to which it is a party and, to the knowledge of the Acquirer, no other party to any Material Acquirer Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquirer Contract or (b) permit any Acquirer Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquirer Contract. No Acquirer Company has received notice of the pending or threatened cancellation, revocation or termination of any Material Acquirer Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquirer Contract.

6.15 Employees.

6.15.1 Except as set forth on Schedule 6.15.1 or in the SEC Documents, the Acquirer Companies have no employees, independent contractors or other Persons providing research or other services to them. Except as would not have a Material Adverse Effect, each Acquirer Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, occupational safety and health and plant closing. No Acquirer Company is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.15.2 No director, officer or employee of any Acquirer Company is a party to, or is otherwise bound by, any contract (including any confidentiality, noncompetition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of such Acquirer Company or (b) the ability of such Acquirer Company to conduct its business. Except as set forth on Schedule 6.15.2, each employee of each Acquirer Company is employed on an at-will basis and no Acquirer Company has any contract with any of its employees which would interfere with such Acquirer Company's ability to discharge its employees.

6.16 Tax Returns and Audits.

6.16.1 Tax Returns. The Acquirer Companies have filed all material Tax Returns required to be filed by or on behalf of the Acquirer Companies and have paid all material Taxes of each Acquirer Company required to have been paid (whether or not reflected on any Tax Return). Except as set forth on Schedule 6.16.1, (a) no Governmental Authority in a jurisdiction where an Acquirer Company does not file Tax Returns has made a claim, assertion or threat to such Acquirer Company that such Acquirer Company is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on any Acquirer Company's property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements relating to any Acquirer Company for any period (or portion of a period) that would affect any period after the date hereof. Acquirer has suffered losses and no taxes are due

6.16.2 No Adjustments, Changes. No Acquirer Company nor any other Person on behalf of any Acquirer Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3 No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquirer Companies, nor is any such claim or dispute pending or contemplated. The Acquirer has delivered to the Company true, correct and complete copies of all Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquirer Companies since their inception and any and all correspondence with respect to the foregoing.

6.16.4 Not a U.S. Real Property Holding Corporation. The Acquirer is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.16.5 No Tax Allocation, Sharing. The Acquirer is not a party to any Tax allocation or sharing agreement. No Acquirer Company (a) has been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) has any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

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6.16.6 No Other Arrangements. No Acquirer Company is a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquirer Companies are not "consenting corporations" within the meaning of Section 341(f) of the Code. The Acquirer Companies do not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively of the Code. No Acquirer Company has any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, none of the Acquirer Companies has engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17 Material Assets. The financial statements of the Acquirer set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by each Acquirer Company.

6.18 Deliberately Deleted

6.19 Litigation; Orders. Except as set forth on Schedule 6.19, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquirer, threatened against or affecting any Acquirer Company or any Acquirer Company's properties, assets, business or employees. To the knowledge of the Acquirer, there is no fact that might result in or form the basis for any such Proceeding. No Acquirer Company is subject to any Orders.

6.20 Licenses. Except as would not have a Material Adverse Effect, each Acquirer Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for such Acquirer Company to engage in its business as currently conducted and to permit such Acquirer Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, "Acquirer Permits"). No Acquirer Company has received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for such Acquirer Company to engage in its business as currently conducted and to permit such Acquirer Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Acquirer Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquirer Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquirer Permit. No Acquirer Company has received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquirer Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquirer Permit. All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquirer Permits have been duly made on a timely basis with the appropriate Persons. All Acquirer Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

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6.21 Interested Party Transactions. Except as disclosed in Schedule 6.21 or in SEC Documents, no officer, director or stockholder of any Acquirer Company or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by any Acquirer Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any Acquirer Company any goods or services; or (2) a beneficial interest in any contract or agreement to which any Acquirer Company is a party or by which it may be bound or affected.

6.22 Governmental Inquiries. The Acquirer has provided to the Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by any Acquirer Company from any Governmental Authority, and the applicable Acquirer Company's response thereto, and each material written statement, report or other document filed by any Acquirer Company with any Governmental Authority, except for those available on the Securities and Exchange Commission EDGAR database.

6.23 Bank Accounts and Safe Deposit Boxes. Schedule 5.23 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by each Acquirer Company, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

6.24 Intellectual Property. No Acquirer Company owns, uses or licenses any Intellectual Property in its business as presently conducted, except as set forth in the SEC Documents.

6.25 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, each Acquirer Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of each Acquirer Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

6.26 SEC Documents; Financial Statements. Except as set forth on Schedule 5.26, the Acquirer has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Acquirer was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Documents") and, while not having filed all such SEC Documents prior to the expiration of any extension(s), is nevertheless current with respect to its Exchange Act filing requirements. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Acquirer is a party or to which the property or assets of the Acquirer are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act. The financial statements of the Acquirer included in the SEC Documents comply in all material respects with applicable accounting requirement and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquirer as at the dates thereof and the results of its operations and cash flows for the periods then ended. The Acquirer's Common Stock is listed on the OTC Bulletin Board or the OTC Markets, under the symbol PRKI and the Acquirer is not aware of any facts which would make the Acquirer's Common Stock ineligible for continued quotation on the OTC Bulletin Board or the OTC Markets.

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6.27 Stock Option Plans; Employee Benefits.

6.27.1 Set forth on Schedule 6.27.1 is a complete list of all stock option plans providing for the grant by the Acquirer of stock options to directors, officers or employees. Except as disclosed on Schedule 6.27.1, all such stock option plans are Approved Plans.

6.27.2 None of the Acquirer Companies has any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided such Acquirer Company.

6.27.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquirer, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquirer, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquirer provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquirer.

6.28 Environmental and Safety Matters. Except as set forth on Schedule 6.28 or in the SEC Documents and except as would not have a Material Adverse Effect:

6.28.1 Each Acquirer Company has at all time been and is in compliance with all Environmental Laws applicable to such Acquirer Company.

6.28.2 There are no Proceedings pending or threatened against any Acquirer Company alleging the violation of any Environmental Law or Environmental Permit applicable to such Acquirer Company or alleging that the Acquirer is a potentially responsible party for any environmental site contamination.

6.28.3 Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to any Acquirer Company.

6.29 Money Laundering Laws. The operations of the Acquirer Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "Money Laundering Laws") and no Proceeding involving any Acquirer Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquirer, threatened.

6.30 Board Recommendation. The Acquirer Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquirer's stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

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SECTION VII

COVENANTS OF THE COMPANY

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to, (a) afford the Acquirer and its agents, advisors and attorneys during normal business hours, full and free access to Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Acquirer and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Acquirer may reasonably request, and (c) furnish the Acquirer and its agents, advisors and attorneys with such additional financial, operating, and other data and information as the Acquirer may reasonably request and as may be required to consummate the transactions contemplated herein pursuant to SEC rules and regulations, which includes audited financial statements of the Company and each Company Subsidiary.

7.2 Operation of the Business of the Company.

7.2.1 Between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships, including, without limitation, relationships with suppliers, customers, landlords, creditors, officers, employees and agents; and

(c) otherwise report periodically to the Acquirer concerning the status of its business, operations, and finances.

7.3 Deliberately Deleted

7.4.1 As promptly as practicable after the date of this Agreement, the Company will, and will cause each Company Subsidiary to, make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement, if applicable. Between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to, (a) cooperate with the Acquirer with respect to all filings that the Acquirer elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with the Acquirer in obtaining any consents or approvals required to be obtained by the Acquirer in connection herewith.

7.5 Notification. Between the date of this Agreement and the Closing Date, the Company and the Shareholder will promptly notify the Acquirer in writing if the Company, the Shareholder or any Company Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or the Shareholders, as the case may be, as of the date of this Agreement, or if the Company, any Shareholder or any Company Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, the Company or the Shareholders, as the case may be, will promptly deliver to the Acquirer a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Acquirer set forth herein, including the right of the Acquirer to seek a remedy in damages for losses incurred as a result of such supplemented disclosure. During the same period, the Company and the Shareholders will, and will cause each Company Subsidiary to, promptly notify the Acquirer of the occurrence of any breach of any covenant of the Company or the Shareholders in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

7.6 Closing Conditions. Between the date of this Agreement and the Closing Date, each of the Company and the Shareholders will use its commercially reasonable efforts to cause the conditions in Section 7 to be satisfied.

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SECTION VIII

COVENANTS OF THE ACQUIRER

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Acquirer will, and will cause each of the Acquirer Subsidiaries to, (a) afford the Company and its agents, advisors and attorneys during normal business hours full and free access to each Acquirer Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Company and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Company may reasonably request, and (c) furnish the Company and its agents, advisors and attorneys with such additional financial, operating, and other data and information as the Company may reasonably request.

8.2 Operation of the Business of the Acquirer. Between the date of this Agreement and the Closing Date, the Acquirer will, and will cause each of the Acquirer Subsidiaries to:

8.2.1 conduct its business only in the ordinary course of business;

8.2.2 use its best efforts to preserve intact the current business organization and business relationships, including, without limitation, relationships with suppliers, customers, landlords, creditors, officers, employees and agents;

8.2.3 obtain the prior written consent of the Company prior to taking any action of the type specified in Section 6.13 or entering into any Material Acquirer Contract;

8.2.4 confer with the Company concerning operational matters of a material nature; and

8.2.5 otherwise report periodically to the Company concerning the status of its business, operations, and finances.

8.3 Required Filings and Approvals.

8.3.1 As promptly as practicable after the date of this Agreement, the Acquirer will, and will cause each of the Acquirer Subsidiaries to, make all filings legally required to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Acquirer will cooperate with the Company with respect to all filings that the Company is legally required to make in connection with the transactions contemplated hereby.

8.4 Notification. Between the date of this Agreement and the Closing Date, the Acquirer will promptly notify the Company and the Shareholders in writing if the Acquirer becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Acquirer, as of the date of this Agreement, or if the Acquirer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, the Acquirer will promptly deliver to the Company and the Shareholders a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Shareholders set forth herein, including the right of the Shareholders to seek a remedy in damages for losses incurred as a result of such supplemented disclosure. During the same period, the Acquirer will promptly notify the Company and the Shareholders of the occurrence of any breach of any covenant of the Acquirer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.

8.5 Closing Conditions. Between the date of this Agreement and the Closing Date, the Acquirer will use commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.

8.6 Indemnification and Insurance.

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8.6.1 The Acquirer shall to the fullest extent permitted under applicable Law or its Organizational Documents, indemnify and hold harmless, each present and former director, officer or employee of the Acquirer or any Acquirer Subsidiary (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date, to the same extent as provided in the Acquirer's Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Closing Date. In the event of any such Proceeding (whether arising before or after the Closing Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to the Acquirer, (ii) after the Closing Date, the Acquirer shall pay the reasonable fees and expenses of such counsel, promptly after statements therefore are received, provided that the Indemnified Parties shall be required to reimburse the Acquirer for such payments in the circumstances and to the extent required by the Acquirer's Organizational Documents, any applicable contract or agreement or applicable Law, and (iii) the Acquirer will cooperate in the defense of any such matter; provided, however, that the Acquirer shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

8.6.2 This Section 8.6 shall survive the consummation of the transactions contemplated by this Agreement at the Closing Date, is intended to benefit the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Acquirer and shall be enforceable by the Indemnified Parties and the Covered Persons.

8.7 Rule 144 Reporting. With a view to making available to the Acquirer's stockholders the benefit of certain rules and regulations of the Commission which may permit the sale of the Acquirer Common Stock to the public without registration, from and after the Closing Date, the Acquirer agrees to:

8.7.1 Make and keep public information available, as those terms are understood and defined in Rule 144; and

8.7.2 File with the Commission, in a timely manner, all reports and other documents required of the Acquirer under the Exchange Act.

8.8 SEC Documents. From and after the Closing Date, in the event the Commission notifies the Acquirer of its intent to review any SEC Document filed prior to Closing or the Acquirer receives any oral or written comments from the Commission with respect to any SEC Document filed prior to Closing, the Acquirer shall promptly notify the Acquirer Shareholders and the Acquirer Shareholders shall fully cooperate with the Acquirer.

SECTION IX

CONDITIONS PRECEDENT TO THE ACQUIRER'S

OBLIGATION TO CLOSE

The Acquirer's obligation to acquire the Shares and to take the other actions required to be taken by the Acquirer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Acquirer, in whole or in part):

9.1 Accuracy of Representations. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement, and shall be deemed repeated as of the Closing Date and shall then be true and correct in all material respects, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, and shall be deemed repeated as of the Closing Date and shall then be true and correct in all respects, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

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9.2 Performance by the Company and Shareholders.

9.2.1 All of the covenants and obligations that the Company and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

9.2.2 Each document required to be delivered by the Company and the Shareholders pursuant to this Agreement at or prior to Closing must have been delivered.

9.3 No Force Majeur Event. Since July 15, 2014, there shall not have been any delay, error, failure or interruption in the conduct of the business of any Acquired Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeur including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.4 Certificate of Officer. The Company will have delivered to the Acquirer a certificate, dated the Closing Date, executed by an officer of the Company, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2 and 9.3.

9.5 Certificate of Shareholders. Each Shareholder will have delivered to the Acquirer a certificate, dated the Closing Date, executed by such Shareholder, if a natural person, or an authorized officer of the Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 9.1 and 9.2.

9.6 Consents.

9.6.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquirer.

9.7 Documents. The Company and the Shareholders must have caused the following documents to be delivered to the Acquirer:

9.7.1 share certificates evidencing the number of Shares held by each Shareholder (as set forth on the signature page hereto), along with executed stock powers transferring such Shares to the Acquirer;

9.7.2 a Secretary's Certificate of the Company, dated the Closing Date, certifying attached copies of (A) the Organizational Documents of the Company and each Company Subsidiary, (B) the resolutions of the Company Board and the Shareholders approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party;

9.7.3 a certified certificate of good standing, or equivalent thereof, of the Company;

9.7.4 each of the Transaction Documents to which the Company and/or the Shareholders is a party, duly executed; and

9.7.5 such other documents as the Acquirer may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company and the Shareholders pursuant to Section 9.1, (ii) evidencing the performance of, or compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Company or the Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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9.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Acquirer, the Company or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.9 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Promissory notes.

SECTION X

INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and expire on the sixth anniversary of the Closing (the "Survival Period"). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 Indemnification by the Acquirer Shareholders.

10.2.1 From and after the Closing until the expiration of the Survival Period, each of the "Principal Acquirer Shareholders shall indemnify and hold harmless the Acquirer, Company and the Shareholders (collectively, the "Company Indemnified Parties"), from and against any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Acquirer or the Acquirer Shareholders in this Agreement or in any certificate delivered by the Acquirer pursuant to this Agreement; or

(b) any breach by the Acquirer or the Acquirer Shareholders of any covenant or obligation of the Acquirer in this Agreement required to be performed by the Acquirer or the Acquirer Shareholders on or prior to the Closing Date.

10.3 Limitations on Amount - the Acquirer. No Company Indemnified Party shall be entitled to indemnification pursuant to Section 12.3, unless and until the aggregate amount of Damages to all Company Indemnified Parties with respect to such matters under Section 12.3 exceeds $50,000, at which time, the Company Indemnified Parties shall be entitled to indemnification for the total amount of such Damages in excess of $50,000.

10.4 Determining Damages. Materiality qualifications to the representations and warranties of the Company and the Acquirer shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty for purposes of determining whether the baskets set forth in Section 10.3 has been met.

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10.5 Breach by Shareholders. Nothing in this Section 10 shall limit the Acquirer's right to pursue any appropriate legal or equitable remedy against any Shareholder with respect to any Damages arising, directly or indirectly, from or in connection with: (a) any breach by such Shareholder of any representation or warranty made by such Shareholder in this Agreement or in any certificate delivered by such Shareholder pursuant to this Agreement or (b) any breach by such Shareholder of its covenants or obligations in this Agreement. All claims of the Acquirer pursuant to this Section 10.1 shall be brought by the Acquirer Shareholders on behalf of the Acquirer and those Persons who were stockholders of the Acquirer immediately prior to the Closing.

SECTION XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Public Announcements. The Acquirer may, but no later than three business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, the Company and the Acquirer shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

11.3 Confidentiality.

11.3.1 Subsequent to the date of this Agreement, the Acquirer, the Acquirer Shareholders the Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

11.3.2 In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 13.3.1, the party requested or required to make the disclosure (the "disclosing party") shall provide the party that provided such information (the "providing party") with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

11.3.3 If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

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11.4

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to Acquirer:
PRECIUOS INVESTMENTS INC. 133 Richmond Street West, Suite 310 Toronto, Ontario M5H-2L3

If to Company:

11.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of Las Vegas, County of Clark in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 8.6 and Section 12.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.12 Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Precious Investments, Inc. (Acquirer)

/s/ Kashif Khan

Kashif Khan, CEO

COMPANY:

KARRAH INC..

Singed:/s/ Farrah Khan

Print Name: Farrah Khan

Title: President

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EXHIBIT A

DEFINITION OF "ACCREDITED INVESTOR"

The term "accredited investor" means:

1.

A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act") or

a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

2.

A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

3.

An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

4.

A director or executive officer of the Acquirer.

5.

A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000.

6.

A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

7.

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

8.

An entity in which all of the equity owners are accredited investors. (If this alternative is checked, the Shareholder must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

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EXHIBIT B

DEFINITION OF "U.S. PERSON"

1.

"U.S. person" (as defined in Regulation S) means:

i.

Any natural person resident in the United States;

ii.

any partnership or corporation organized or incorporated under the laws of the United States;

iii

Any estate of which any executor or administrator is a U.S. person;

iv.

Any trust of which any trustee is a U.S. person;

v.

Any agency or branch of a foreign entity located in the United States;

vi.

Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciaryfor the benefit or account of a U.S. person;

vii.

Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

viii.

Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

2.

Notwithstanding paragraph (1) above, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "U.S. person."

3.

Notwithstanding paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

i.

An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

ii.

The estate is governed by foreign law.

4.

Notwithstanding paragraph (1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

5.

Notwithstanding paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

6.

Notwithstanding paragraph (1), any agency or branch of a U.S. person located outside the United States shall not be deemed a "U.S. person" if:

i.

The agency or branch operates for valid business reasons; and

ii.

The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

7.

The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "U.S. persons."

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EXHIBIT C

ACCREDITED INVESTOR REPRESENTATIONS

Each Shareholder indicating that it is an Accredited Investor, severally and not jointly, further represents and warrants to the Acquirer as follows:

1.

Such Shareholder qualifies as an Accredited Investor on the basis set forth on its signature page to this Agreement.

2.

Such Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder's interests in connection with the transactions contemplated by this Agreement.

3.

Such Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Promissory notes.

4.

Such Shareholder understands the various risks of an investment in the Promissory notes and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Promissory notes.

5.

Such Shareholder has had access to the Acquirer's publicly filed reports with the SEC.

6.

Such Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquirer that such Shareholder has requested and all such public information is sufficient for such Shareholder to evaluate the risks of investing in the Promissory notes.

7.

Such Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquirer and the terms and conditions of the issuance of the Promissory notes.

8.

Such Shareholder is not relying on any representations and warranties concerning the Acquirer made by the Acquirer or any officer, employee or agent of the Acquirer, other than those contained in this Agreement.

9.

Such Shareholder is acquiring the Promissory notes for such Shareholder's own account, for investment and not for distribution or resale to others.

10.

Such Shareholder will not sell or otherwise transfer the Promissory notes, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

11.

Such Shareholder understands and acknowledges that the Acquirer is under no obligation to register the Promissory notes for sale under the Securities Act.

12.

Such Shareholder consents to the placement of a legend on any certificate or other document evidencing the Promissory notes substantially in the form set forth in Section 4.2.5(a).

13.

Such Shareholder represents that the address furnished by such Shareholder on its signature page to this Agreement is such Shareholder's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

14.

Such Shareholder understands and acknowledges that the Promissory notes have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquirer that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

15.

Such Shareholder acknowledges that the representations, warranties and agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the Promissory notes.

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EXHIBIT D

NON U.S. PERSON REPRESENTATIONS

Each Shareholder indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to the Acquirer as follows:

1.

At the time of (a) the offer by the Acquirer and (b) the acceptance of the offer by such Shareholder, of the Promissory notes, such Shareholder was outside the United States.

2.

No offer to acquire the Promissory notes or otherwise to participate in the transactions contemplated by this Agreement was made to such Shareholder or its representatives inside the United States.

3.

Such Shareholder is not purchasing the Promissory notes for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4.

Such Shareholder will make all subsequent offers and sales of the Promissory notes either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such Shareholder will not resell the Promissory notes to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the "Distribution Compliance Period"), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5.

Such Shareholder is acquiring the Promissory notes for such Shareholder's own account, for investment and not for distribution or resale to others.

6.

Such Shareholder has no present plan or intention to sell the Promissory notes in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Promissory notes and is not acting as a Distributor of such securities.

7.

Neither such Shareholder, its Affiliates nor any Person acting on such Shareholder's behalf, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Promissory notes at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8.

Such Shareholder consents to the placement of a legend on any certificate or other document evidencing the Promissory notes substantially in the form set forth in Section 4.2.5(b).

9.

Such Shareholder is not acquiring the Promissory notes in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

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10.

Such Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder's interests in connection with the transactions contemplated by this Agreement.

11.

Such Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Promissory notes.

12.

Such Shareholder understands the various risks of an investment in the Promissory notes and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Promissory notes.

13.

Such Shareholder has had access to the Acquirer's publicly filed reports with the SEC.

14.

Such Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquirer that such Shareholder has requested and all such public information is sufficient for such Shareholder to evaluate the risks of investing in the Promissory notes.

15.

Such Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquirer and the terms and conditions of the issuance of the Promissory notes.

16.

Such Shareholder is not relying on any representations and warranties concerning the Acquirer made by the Acquirer or any officer, employee or agent of the Acquirer, other than those contained in this Agreement.

17.

Such Shareholder will not sell or otherwise transfer the Promissory notes, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18.

Such Shareholder understands and acknowledges that the Acquirer is under no obligation to register the Promissory notes for sale under the Securities Act.

19.

Such Shareholder represents that the address furnished by such Shareholder on its signature page to this Agreement is such Shareholder's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

20.

Such Shareholder understands and acknowledges that the Promissory notes have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquirer that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

21.

Such Shareholder acknowledges that the representations, warranties and agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the Promissory notes.

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